EXHIBIT 99.1

CONTACT:	ICR, Inc.
Allison Malkin
203-682-8225

MOVADO GROUP, INC. ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2025 RESULTS

~ Fiscal 2025 Net Sales of $653.4 million ~

~ Fiscal 2025 Operating Income of $20.0 million and Adjusted Operating Income of $27.1 million ~

~ Fiscal 2025 EPS of $0.81 and Fiscal 2025 Adjusted EPS of $1.12 ~

~ Fourth Quarter Net Sales of $181.5 million ~

~ Fourth Quarter EPS of $0.36 and Fourth Quarter Adjusted EPS of $0.51 ~

~ Board Declared Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – April 16, 2025 -- Movado Group, Inc. (NYSE: MOV) today announced fourth quarter and fiscal year 2025 results for the periods ended January 31, 2025. As previously announced, on April 11, 2025, the Company filed a Current Report on Form 8-K in which it presented restated prior-period financial results for each of the three fiscal years ended January 31, 2024, and the interim periods within fiscal years 2025 and 2024. As a result, the historical periods presented in this press release incorporate the restated financial results.

Fiscal Year 2025 Highlights (See attached table for GAAP and Non-GAAP measures)

•	Net sales of $653.4 million vs. $664.4 million in fiscal 2024;
•	Operating income of $20.0 million compared to $48.5 million in the prior year period;
•	Adjusted operating income of $27.1 million in fiscal 2025;
•	Diluted earnings per share of $0.81 compared to $1.83 in the prior year period;
•	Adjusted diluted earnings per share of $1.12 in fiscal 2025; and
•	Ended the year with cash of $208.5 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated: “Despite a challenging macroeconomic backdrop, we delivered net sales growth in the fourth quarter and also expanded gross profit margin while increasing marketing spend in support of future growth. As we communicated when reporting third quarter results in December, we increased our focus on reducing go-forward operating expenses. As of our fiscal year end, we had already implemented actions that are expected to deliver $10 million in annualized savings while increasing efficiency across our enterprise in order to generate higher productivity and profitability. Additionally, we will bring our marketing spend to be more in line with sales in fiscal 2026, with planned spend being reduced by a range of $15 million to $20 million relative to fiscal 2025.”

“Given the ongoing uncertainty within the global retail environment, tariffs, and economic unrest that may ensue, we will continue to focus on the areas that we can control. We have always prided ourselves on strong execution, delivering innovation for our customers and brands, and driving demand through effective marketing messaging across our brand portfolio.”

Mr. Grinberg concluded, “Introducing innovation across our watch and jewelry brands globally, executing with discipline, and leveraging our strong balance sheet with $208.5 million in cash and no debt will continue to serve us well as we navigate the current uncertain global economic environment. We are pleased that last Friday we announced that our board had declared a quarterly dividend of $0.35 per share, and we remain committed to prioritizing returning value to shareholders through ongoing quarterly cash dividends and our share repurchase program.”

Fiscal Fourth Quarter Highlights (See attached table for GAAP and Non-GAAP measures)

•	Net sales of $181.5 million versus $175.8 million in the fourth quarter of fiscal 2024;
•	Gross margin of 54.2% as compared to 53.5% in the prior year period;
•	Operating income of $9.2 million as compared to $10.8 million in the prior year period;
•	Adjusted operating income of $13.5 million in the fourth quarter of fiscal 2025;
•	Diluted earnings per share of $0.36 as compared to $0.43 in the prior year period; and
•	Adjusted diluted earnings per share was $0.51 in the fourth quarter of fiscal 2025.

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Fiscal 2025 results of operations included the following items:

•	a fourth quarter pre-tax charge of $1.8 million, or $1.5 million after tax, representing $0.07 per diluted share, associated with the establishment of a provision associated with a corporate cost-savings initiative. For the full fiscal year, the pre-tax charge was $4.6 million, or $3.7 million after tax, representing $0.16 per diluted share.
•	a fourth quarter and full year pre-tax charge of $2.5 million, or $1.9 million after tax, representing $0.08 per diluted share, associated with professional fees related to the investigation of conduct by certain employees of the Company’s Dubai branch.
•	a full year after tax charge of $1.5 million, representing $0.07 per diluted share, associated with the tax impact of repatriation of foreign earnings, primarily related to foreign currency gains.

In this press release, references to “adjusted” results exclude the impact of the above charges. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

Fourth Quarter Fiscal 2025 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 3.3% to $181.5 million, or increased 5.0% on a constant dollar basis, compared to $175.8 million in the fourth quarter of fiscal 2024. The increase in net sales reflected growth in international wholesale channels and online retail, partially offset by declines in U.S. wholesale customers’ brick and mortar stores and Movado Company Stores, as well as the negative impact of fluctuations in foreign exchange rates. U.S. net sales decreased 2.9% as compared to the fourth quarter of last year. International net sales increased 8.8% (an increase of 12.2% on a constant dollar basis) as compared to the fourth quarter of last year.
•	Gross profit was $98.3 million, or 54.2% of net sales, compared to $94.1 million, or 53.5% of net sales in the fourth quarter of fiscal 2024. The increase in gross margin percentage was primarily the result of favorable changes in channel and product mix and the increased leverage of lower fixed costs over higher sales, partially offset by the unfavorable impact of foreign currency exchange rates.
•	Operating expenses were $89.1 million in the fourth quarter of fiscal 2025 compared to $83.3 million in the fourth quarter of fiscal 2024. Adjusted operating expenses were $84.8 million for the fourth quarter of fiscal 2025. The change in operating expenses was primarily due to higher marketing expenses and the charges described above under “Non-GAAP Items,” partially offset by lower payroll and related expenses.
•	Operating income was $9.2 million compared to $10.8 million in the fourth quarter of fiscal 2024. Adjusted operating income was $13.5 million for the fourth quarter of fiscal 2025.
•	The Company recorded a tax provision of $2.2 million, as compared to a tax provision of $2.3 million in the fourth quarter of fiscal 2024. Based on adjusted pre-tax income, the adjusted tax provision was $3.1 million, or an adjusted tax rate of 20.6%, as compared to a tax rate of 18.9%, in the fourth quarter of fiscal 2024.
•	Net income for the fourth quarter of fiscal 2025 was $8.1 million, or $0.36 per diluted share, compared to net income of $9.8 million, or $0.43 per diluted share, in the fourth quarter of fiscal 2024. Adjusted net income for the fiscal 2025 period was $11.5 million, or $0.51 per diluted share.

Full Year Fiscal 2025 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales decreased 1.7% to $653.4 million, or decreased 1.5% on a constant dollar basis, compared to $664.4 million in fiscal 2024. The decrease in net sales reflected declines in U.S. wholesale customers’ brick and mortar stores and Movado Company Stores, as well as the negative impact of fluctuations in foreign exchange rates, partially offset by growth in online retail in the U.S. and in international wholesale channels. Net sales decreased 4.0% in the U.S. as compared to fiscal 2024. International net sales increased 0.2% (an increase of 0.6% on a constant dollar basis) as compared to fiscal 2024.
•	Gross profit was $353.1 million, or 54.0% of net sales, compared to gross profit of $364.2 million, or 54.8% of net sales in fiscal 2024. The decrease in gross margin percentage was primarily the result of unfavorable changes in channel and product mix, the decreased leverage of higher fixed costs over lower sales and the unfavorable impact of foreign currency exchange rates, partially offset by reduced shipping costs.
•	Operating expenses were $333.1 million in fiscal 2025 compared to $315.7 million in fiscal 2024. For fiscal 2025, adjusted operating expenses were $326.1 million. This increase was primarily due to higher marketing expense and the charges described above under “Non-GAAP Items,” partially offset by lower performance-based compensation.
•	Operating income was $20.0 million in fiscal 2025 as compared to operating income of $48.5 million in fiscal 2024. Adjusted operating income for fiscal 2025 was $27.1 million.
•	The Company recorded a tax provision of $7.4 million in fiscal 2025 compared to a tax provision of $11.8 million in fiscal 2024. Based on adjusted pre-tax income, the adjusted tax provision was $7.4 million, or an adjusted tax rate of 22.0%, as compared to a tax rate of 21.9% in fiscal 2024.
•	Net income was $18.4 million, or $0.81 per diluted share, for fiscal 2025, compared to net income of $41.3 million, or $1.83 per diluted share, for fiscal 2024. Adjusted net income in fiscal 2025 was $25.4 million or $1.12 per diluted share.

Fiscal 2026 Outlook

Given the current economic uncertainty and the unpredictable impact of recent tariff developments on the Company’s business, the Company has elected not to provide a fiscal 2026 outlook at this time. However, the Company is planning to take actions to partially mitigate the impact of the recent tariff changes, including select price increases at the wholesale and retail levels.

Quarterly Dividend and Share Repurchase Program

The Company also announced on April 11, 2025, that the Board of Directors approved the payment on May 6, 2025, of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on April 22, 2025.

During fiscal year 2025, the Company repurchased approximately 120,000 shares under its November 23, 2021, share repurchase program which expired on November 23, 2024. As of year-end, the Company had $50.0 million remaining available under its December 5, 2024 share repurchase program.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, April 16, 2025, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available from 1:00 p.m. ET on April 16, 2025, until 11:59 p.m. ET on April 30, 2025, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13752902.

Movado Group, Inc. designs, sources, and globally distributes and sells MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE® watches and, to a lesser extent, jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted operating expenses, diluted earnings per share, adjusted diluted earnings per share, adjusted operating income, adjusted pre-tax income, adjusted tax provision and adjusted net income, which are operating expenses, operating income, pre-tax income, tax provision and net income, respectively, under GAAP, adjusted to eliminate the establishment of a provision associated with a cost-savings initiative, professional fees related to the investigation referred to above and the impact of the repatriation of foreign earnings. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to, the Company’s ability to implement and maintain effective internal control over financial reporting in the future, plans to remediate the material weakness with respect to the Company’s internal control over financial reporting and disclosure controls and procedures, general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward-looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,

	2025	2024	2025	2024
		(As Restated)		(As Restated)
Net sales	$181,475	$175,753	$653,378	$664,389

Cost of sales	83,137	81,659	300,238	300,230

Gross profit	98,338	94,094	353,140	364,159

Total operating expenses	89,116	83,311	333,125	315,689

Operating income	9,222	10,783	20,015	48,470

Non-operating income/(expense):
Other income, net	1,554	1,800	7,125	5,994
Interest expense	(117)	(136)	(489)	(497)

Income before income taxes	10,659	12,447	26,651	53,967

Provision for income taxes	2,201	2,348	7,442	11,792

Net income	8,458	10,099	19,209	42,175

Less: Net income attributable to noncontrolling interests	405	262	845	830

Net income attributable to Movado Group, Inc.	$8,053	$9,837	$18,364	$41,345

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.36	$0.43	$0.81	$1.83

Weighted diluted average shares outstanding	22,534	22,708	22,603	22,641

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	January 31,		% Change

	2025	2024
		(As Restated)
Total net sales, as reported	$181,475	$175,753	3.3%

Total net sales, constant dollar basis	$184,561	$175,753	5.0%

	Twelve Months Ended
	January 31,		% Change

	2025	2024
		(As Restated)
Total net sales, as reported	$653,378	$664,389	-1.7%

Total net sales, constant dollar basis	$654,728	$664,389	-1.5%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/ (Benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended January 31, 2025
As Reported (GAAP)	$181,475	$98,338	$89,116	$9,222	$10,659	$2,201	$8,053	$0.36
Cost-Savings Initiative (1)	–	–	(1,817)	1,817	1,817	277	1,540	0.07
Professional fees (2)	–	–	(2,500)	2,500	2,500	608	1,892	0.08
Adjusted Results (Non-GAAP)	$181,475	$98,338	$84,799	$13,539	$14,976	$3,086	$11,485	$0.51

Three Months Ended January 31, 2024 (As Restated)
As Reported (GAAP)	$175,753	$94,094	$83,311	$10,783	$12,447	$2,348	$9,837	$0.43

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/ (Benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Twelve Months Ended January 31, 2025
As Reported (GAAP)	$653,378	$353,140	$333,125	$20,015	$26,651	$7,442	$18,364	$0.81
Cost-Savings Initiative (1)	–	–	(4,552)	4,552	4,552	838	3,714	0.16
Professional fees	–	–	(2,500)	2,500	2,500	608	1,892	0.08
Repatriation of Foreign Earnings (3)	–	–	–	–	–	(1,458)	1,458	0.07
Adjusted Results (Non-GAAP)	$653,378	$353,140	$326,073	$27,067	$33,703	$7,430	$25,428	$1.12

Twelve Months Ended January 31, 2024 (As Restated)
As Reported (GAAP)	$664,389	$364,159	$315,689	$48,470	$53,967	$11,792	$41,345	$1.83

(1)	Related to the establishment of provisions associated with a corporate cost-savings initiative.
(2)	Professional fees related to the investigation of allegations of misconduct within the Dubai branch of the Company's Swiss subsidiary that resulted in a restatement of previously issued financial statements.
(3)	Tax impact of repatriation of foreign earnings, primarily related to foreign currency gains.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,	January 31,
	2025	2024
		(As Restated)
ASSETS

Cash and cash equivalents	$208,501	$262,059
Trade receivables, net	93,382	86,044
Inventories	156,738	153,890
Other current assets	21,786	17,962
Income taxes receivable	9,534	11,339
Total current assets	489,941	531,294

Property, plant and equipment, net	19,920	19,436
Operating lease right-of-use assets	86,009	82,661
Deferred and non-current income taxes	41,330	43,016
Other intangibles, net	5,537	7,493
Other non-current assets	86,494	72,598
Total assets	$729,231	$756,498

LIABILITIES AND EQUITY

Accounts payable	$34,312	$32,775
Accrued liabilities	42,610	38,695
Accrued payroll and benefits	7,840	7,591
Current operating lease liabilities	19,263	15,696
Income taxes payable	8,935	16,642
Total current liabilities	112,960	111,399

Deferred and non-current income taxes payable	1,008	8,234
Non-current operating lease liabilities	75,508	76,396
Other non-current liabilities	56,176	52,420

Shareholders' equity	481,329	505,890

Noncontrolling interest	2,250	2,159
Total equity	483,579	508,049

Total liabilities and equity	$729,231	$756,498

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	January 31,

	2025	2024
Cash flows from operating activities:		(As Restated)
Net income	$19,209	$42,175
Depreciation and amortization	9,312	9,644
Other non-cash adjustments	9,548	14,921
Changes in working capital	(34,884)	8,770
Changes in non-current assets and liabilities	(4,689)	1,268
Net cash (used in)/provided by operating activities	(1,504)	76,778

Cash flows from investing activities:
Capital expenditures	(7,966)	(8,223)
Long-term investments	(5,667)	(3,107)
Trademarks and other intangibles	(109)	(144)
Net cash used in investing activities	(13,742)	(11,474)

Cash flows from financing activities:
Dividends paid	(31,069)	(53,146)
Stock repurchases	(2,628)	(3,116)
Distribution of noncontrolling interest earnings	(604)	(1,431)
Stock awards and options exercised and other changes	(1,101)	97
Net cash used in financing activities	(35,402)	(57,596)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,952)	2,927
Net change in cash, cash equivalents, and restricted cash	(53,600)	10,635
Cash, cash equivalents, and restricted cash at beginning of period	262,814	252,179

Cash, cash equivalents, and restricted cash at end of period	$209,214	$262,814

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$208,501	$262,059
Restricted cash included in other non-current assets	713	755
Cash, cash equivalents, and restricted cash	$209,214	$262,814